Exhibit 99.1

For Immediate Release

Inquiries – Please contact:

Mr. Andres Veszpremy

General Counsel

Phone : (56 2) 2351 1187

E-mail: aveszpremy@provida.cl

Santiago, Chile – December 30, 2015

A.F.P. PROVIDA S.A. REPORTS A MATERIAL EVENT

Please be advised that on December 30, 2015, AFP Provida announced that it is filing a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) to terminate its reporting obligations under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”).

AFP Provida expects that the termination of its duty to file reports under the Exchange Act will become effective 90 days after the filing of Form 15F with the SEC. However, as a result of this filing, AFP Provida’s reporting obligations under the Exchange Act, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will immediately be suspended. AFP Provida does not expect to file an annual report on Form 20-F for 2015.

AFP Provida will continue to comply with its disclosure obligations under applicable Chilean law. Shares of AFP Provida common stock will continue to be listed and traded in Chile on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaiso Stock Exchange.

Important Notice

This notice contains statements that constitute forward-looking statements. Forward-looking statements may include but are not limited to words such as “believe”, “expect”, “estimate”, “project”, “anticipate”, “should”, “intend”, “probability”, “risk”, “target”, “goal”, “objective” and similar expressions or variations on such expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. AFP Provida undertakes no obligation to release publicly the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof, including, without limitation, changes in its business or acquisition or divestures strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.